Exhibit 15.5

 Our Ref: UK30724 AMT Coal - SRK Consent- Feb 2021.docx                         3 February 2021

Dear Sirs/Mesdames

RE: United States Securities and Exchange Commission reporting of Mineral Reserves

I hereby consent to:

a.SRK Consulting (UK) Limited being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2020 (the "2020 20-F") as having conducted the review of the life of mine plan being used as a basis for the 2019 and 2020 coal mineral reserve estimates for the Karaganda — Kazakhstan coal operations (ArcelorMittal Temirtau coal operations) in Kazakhstan, and

b.the incorporation by reference of the 2020 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

/s/ Sabine Anderson
Sabine Anderson, Principle Consultant (Due Diligence) For and on behalf of SRK Consulting (UK) Limited